EXHIBIT 10.02
Description of Three-Year Cash Incentive Bonus Plan Adopted in Fiscal 2009
          On June 2, 2008, the Board approved the Company’s three-year cash incentive bonus plan. The plan provides the Company’s executive officers with the opportunity to earn threshold, target and maximum bonuses based upon the achievement of three-year compounded annual EPS growth rates. Maximum cash bonuses are $4,000,000 for the Chief Executive Officer, $1,250,000 for the Chief Financial Officer and either $625,000 or $500,000 for other executive officers participating in the plan. Bonuses only will be payable to executives who remain employed when the bonuses become payable after fiscal year 2011. If the Company fails to achieve a threshold performance level, bonuses are not payable under the plan. For purposes of determining achievement of performance levels, the three-year cash incentive bonus plan uses adjusted, non-GAAP diluted earnings per share.